MERRILL LYNCH BANK USA

(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

Condensed Consolidated Financial Statements (Unaudited) for the Quarterly and Year-to-Date Periods Ended June 29, 2007 and June 30, 2006

MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

TABLE OF CONTENTS

MERRILL LYNCH BANK USA

(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands, except share amounts)

	June 29, 2007	December 29, 2006
Assets		
Cash and due from banks	$ 306,785	$ 189,662
Cash equivalents	600,000	3,043,000
Trading assets	1,475,048	1,760,324
Securities *(includes securities pledged as collateral that can be sold or repledged of $1,937,104 and $4,230,402 at June 29, 2007 and December 29, 2006)*	21,375,634	23,288,311
Loans held for sale *(includes $559,587 at fair value at June 29, 2007)*	2,402,697	2,720,687
Loans and leases receivable	33,641,212	35,276,322
Allowance for loan and lease losses	(218,861)	(254,440)
Loans and leases receivable, net	33,422,351	35,021,882
Accrued interest receivable	260,901	281,428
Property and equipment, net	28,424	27,255
Net deferred income taxes	285,885	280,726
Derivative assets	81,137	101,342
Investment in Federal Home Loan Bank	121,602	121,602
Receivable from Parent and affiliates	49,217	39,004
Unsettled securities receivable	46,063	-
Fees receivable	36,632	37,777
Other assets	377,793	298,583
Total assets	$ 60,870,169	$ 67,211,583
Liabilities and Stockholder's Equity		
Liabilities		
Interest-bearing deposits	$ 51,594,965	$ 54,802,579
Federal funds purchased and securities sold under agreements to repurchase *(includes $1,000,403 at fair value at June 29, 2007)*	2,219,478	4,778,833
Unsettled securities payable	113,683	-
Payable to Parent and affiliates	56,075	292,938
Current income taxes payable, net	209,729	229,899
Subordinated debt	500,000	500,000
Other liabilities	724,588	951,586
Total liabilities	55,418,518	61,555,835
Stockholder's equity		
Preferred stock, 6% noncumulative, par value $1,000; 1,000,000 shares authorized, issued, and outstanding	1,000,000	1,000,000
Common stock, par value $1; 1,000,000 shares authorized, issued, and outstanding	1,000	1,000
Paid-in capital	2,427,681	2,427,681
Retained earnings	2,083,267	2,227,359
Accumulated other comprehensive loss, net of tax	(60,297)	(292)
Total stockholder's equity	5,451,651	5,655,748
Total liabilities and stockholder's equity	$ 60,870,169	$ 67,211,583

The accompanying notes are an integral part of these condensed consolidated financial statements (unaudited).

MERRILL LYNCH BANK USA

(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(Dollars in thousands)

	Three Months Ended		Six Months Ended	
	June 29, 2007	June 30, 2006	June 29, 2007	June 30, 2006
Interest income:				
Loans and leases receivable	$ 675,033	$ 769,286	$ 1,368,283	$ 1,456,516
Mortgage-backed and asset-backed securities	272,144	142,543	553,857	282,697
U.S. Treasury and government agency securities	160	1,737	160	3,310
Non-U.S. government agency securities	-	1,358	-	2,458
Corporate debt securities	34,988	31,816	70,335	60,435
Trading assets	18,806	10,576	43,710	23,916
Federal funds sold, securities purchased under agreements to resell, and cash equivalents	7,324	25,078	26,345	57,372
Total interest income	1,008,455	982,394	2,062,690	1,886,704
Interest expense:				
Deposits	435,175	421,280	888,613	799,609
Federal funds purchased and securities sold under agreements to repurchase	24,364	6,776	63,457	8,841
Other borrowings	15,234	10,573	33,927	19,285
Total interest expense	474,773	438,629	985,997	827,735
Net interest income	533,682	543,765	1,076,693	1,058,969
(Recovery of provision) provision for loan and lease losses	(8,228)	26,170	(6,708)	41,705
Net interest income after provision for loan and lease losses	541,910	517,595	1,083,401	1,017,264
Noninterest income:				
Credit and banking fees	149,318	114,661	280,637	224,061
Servicing and other fees, net	79,555	91,085	156,563	170,723
Transfer service, subaccountant, registrar, and fiscal agent fees	72,224	68,293	143,535	134,721
Gains on nonhedging derivatives, net	22,488	11,313	23,179	13,487
Trustee fees	9,369	8,823	19,132	17,148
Equity and partnership interests	7,865	615	21,185	6,066
Trading gains, net	636	5,435	6,746	11,012
(Losses) gains on sale of loans, net	(907)	11,005	12,017	24,961
(Losses) gains on sale of securities, net	(2,857)	4,082	2,996	12,013
Other	900	14,315	7,234	25,108
Total noninterest income	338,591	329,627	673,224	639,300
Noninterest expenses:				
Compensation and benefits	73,053	87,098	132,666	255,560
Deposit administration fees	33,362	34,780	66,878	68,384
Provision for unfunded loan commitments	30,440	852	29,205	8,117
Service fees to Parent and affiliates	24,726	19,137	49,397	35,414
Communications and technology	14,773	20,169	33,043	34,923
FDIC and state assessments	9,232	2,069	17,311	4,455
Loan servicing and administration	5,194	12,199	10,980	18,893
Occupancy and related depreciation	5,019	5,015	9,781	9,514
Professional fees	4,325	4,394	7,670	7,634
Trust management fees	2,333	3,706	4,814	7,363
Other	8,703	13,015	13,713	24,482
Total noninterest expenses	211,160	202,434	375,458	474,739
Earnings before income taxes	669,341	644,788	1,381,167	1,181,825
Income taxes	242,284	229,814	508,810	419,290
Net earnings	$ 427,057	$ 414,974	$ 872,357	$ 762,535

The accompanying notes are an integral part of these condensed consolidated financial statements (unaudited).

(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY (Unaudited)

For the Six Months Ended June 29, 2007 and June 30, 2006

(Dollars in thousands)

	Preferred Stock	Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Compre-hensive Income (Loss)	Total Stock-holder's Equity
Balance, December 30, 2005	$ 1,000,000	$ 1,000	$ 2,367,681	$ 2,570,335	$ (10,801)	$ 5,928,215
Comprehensive income:						
Net earnings				762,535		762,535
Other comprehensive income:						
Net unrealized gains on securities (net of taxes of $8,138)					11,889	11,889
Deferred losses on cash flow hedges (net of taxes of $807 and reclassification of $1,292 of losses included in earnings)					(3,386)	(3,386)
Total comprehensive income						771,038
Capital distribution resulting from an internal reorganization (Note 2)				(49,191)		(49,191)
Dividends declared				(270,000)		(270,000)
Balance, June 30, 2006	$ 1,000,000	$ 1,000	$ 2,367,681	$ 3,013,679	$ (2,298)	$ 6,380,062
Balance, December 29, 2006	$ 1,000,000	$ 1,000	$ 2,427,681	$ 2,227,359	$ (292)	$ 5,655,748
Comprehensive income:						
Net earnings				872,357		872,357
Other comprehensive income:						
Net unrealized losses on securities (net of taxes of $13,258)					(33,861)	(33,861)
Deferred losses on cash flow hedges (net of taxes of $16,058 and reclassification of $6,563 of losses included in earnings)					(26,144)	(26,144)
Total comprehensive income						812,352
Cumulative effect of the adoption of SFAS No. 159 (Note 15)				(5,728)		(5,728)
Cumulative effect of the adoption of FIN 48 (Note 9)				(10,721)		(10,721)
Dividends declared				(1,000,000)		(1,000,000)
Balance, June 29, 2007	$ 1,000,000	$ 1,000	$ 2,427,681	$ 2,083,267	$ (60,297)	$ 5,451,651

The accompanying notes are an integral part of these condensed consolidated financial statements (unaudited).

(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(Dollars in thousands)

	Six Months Ended June 29, 2007	Six Months Ended June 30, 2006
Cash Flows From Operating Activities		
Net earnings	$ 872,357	$ 762,535
Adjustments to reconcile net earnings to net cash provided by (used for) operating activities:		
(Recovery of provision) provision for loan and lease losses	(6,708)	41,705
Provision for unfunded loan commitments	29,205	8,117
Lower of cost or market adjustments on held-for-sale loans	5,081	4,759
Net gains on fair value loans	(35,030)	-
Gains on sales of securities	(2,996)	(12,013)
Losses on other-than-temporarily impaired securities	44	-
Deferred income taxes	18,998	(10,533)
Depreciation and amortization	3,656	5,489
Net amortization of premium	31	949
Federal Home Loan Bank stock dividend	(304)	-
(Gains) losses on trading assets	(1,950)	892
Gains on nonhedging derivatives, net	(48,472)	(13,487)
Losses (gains) on sale of loans	17,932	(29,720)
Other	(4,852)	(9,031)
Changes in operating assets and liabilities:		
Origination, purchases, and drawdowns on loans held for sale, net of repayments	(1,364,325)	(6,451,128)
Net proceeds from sales of loans held for sale	1,612,702	5,071,458
Purchases of trading assets	(1,917,010)	(3,827,839)
Proceeds from sales and maturities of trading securities	2,606,107	3,755,464
Net change in:		
Accrued interest receivable	20,831	(54,770)
Net deferred income taxes	5,159	(20,945)
Current income taxes payable	(20,170)	123,755
Unsettled securities purchased	113,683	155,214
Unsettled securities sold	(46,063)	-
Receivable from Parent and affiliated companies	(10,213)	689,644
Payable to Parent and affiliated companies	(236,863)	(402,696)
Other, net	(235,358)	15,616
Net cash provided by (used for) operating activities	1,375,472	(196,565)
Cash Flows From Investing Activities		
Proceeds from (payments for) securities:		
Purchases	(3,599,317)	(6,147,680)
Sales	3,781,607	3,813,794
Maturities	1,131,883	1,208,903
Net change in:		
Federal funds sold	-	25,000
Loans and leases receivable	1,622,427	(1,972,417)
Cash received from counterparties to collaterize derivative obligations, net	108,552	144,800
Proceeds from nonhedging derivatives	25,293	-
Proceeds from sale of mortgage servicing assets	-	6,652
Purchases of property and equipment	(4,825)	(3,265)
Net cash provided by (used for) investing activities	3,065,620	(2,924,213)
Cash Flows From Financing Activities		
Increase (decrease) in:		
Deposits	(3,207,614)	(457,755)
Federal funds purchased and securities sold under agreements to repurchase	(2,559,355)	367,883
Capital distribution resulting from an internal reorganization (Note 2)	-	(49,191)
Payment of dividends	(1,000,000)	(500,000)
Net cash provided by (used for) financing activities	(6,766,969)	(639,063)
Decrease in cash, due from banks and cash equivalents	(2,325,877)	(3,759,841)
Cash, due from banks and cash equivalents, beginning of year	3,232,662	4,187,638
Cash, due from banks and cash equivalents, end of period	$ 906,785	$ 427,797

The accompanying notes are an integral part of these condensed consolidated financial statements (unaudited).

MERRILL LYNCH BANK USA

(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (continued)

(Dollars in thousands)

	Six Months Ended	
	June 29, 2007	June 30, 2006
Supplemental Disclosures of Cash Flow Information		
Cash paid during the period for:		
Interest	$ 987,775	$ 801,875
Income taxes	528,980	291,156
Supplemental Disclosures of Noncash Investing and Financing Activities:		
Transfer of available-for-sale securities to trading assets	406,373	-
Dividends declared and unpaid	15,000	20,000
Unrealized losses on cash flow swaps, net of taxes	(26,144)	(3,386)
Transfers of repossessed assets from loans to other assets	30,818	32,000
Cumulative effect of the adoption of FIN 48 (Note 9)	(10,721)	-
Unrealized (losses) gains on available-for-sale securities, net of taxes	(33,861)	11,889
Cumulative effect of the adoption of SFAS No. 159 (Note 15)	(5,728)	-
Charge-offs on loans	(36,464)	(24,276)

The accompanying notes are an integral part of these condensed consolidated financial statements (unaudited).

(Dollars in thousands)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

For a complete discussion of Merrill Lynch Bank USA's ("MLBUSA" or the "Bank") accounting policies, refer to the Bank's 2006 audited consolidated financial statements.

Principles of Consolidation and Basis of Presentation – The condensed consolidated financial statements of MLBUSA include the accounts of MLBUSA and its subsidiaries, Merrill Lynch Business Financial Services Inc. ("MLBFS"), BFS Capital Assets, L.L.C., ("BFS Capital"), Merrill Lynch Commercial Finance Corp. ("MLCFC"), Merrill Lynch Cropduster Holdings, L.L.C. ("MLCH"), Financial Data Services, Inc. ("FDS"), Merrill Lynch Utah Investment Corporation ("MLUIC"), Merrill Lynch NJ Investment Corporation ("MLNJIC"), ML Private Finance, L.L.C. ("MLPF"), MLBUSA Funding Corporation ("MLBFC"), Merrill Lynch NFA Funding Corporation ("MLNFA"), MLBUSA Community Development Corp. ("MLBUSACDC"), and Merrill Lynch NMTC Corp. ("MLNMTC"). MLBUSA's subsidiaries are wholly owned or are controlled through a majority voting interest or consolidated based on a risks and rewards approach required by the Financial Accounting Standards Board ("FASB") revised Interpretation No. ("FIN") 46R (revised December 2003), *Consolidated Variable Interest Entities*. All significant intercompany accounts and transactions between MLBUSA and its subsidiaries have been eliminated.

These unaudited condensed consolidated financial statements should be read in conjunction with the Bank's audited 2006 consolidated financial statements. The nature of MLBUSA's business is such that the results of any interim period are not necessarily indicative of results for a full year.

The consolidated financial statements conform with accounting principles and prevailing industry practices generally accepted in the United States of America. Generally accepted accounting principles ("GAAP") require management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and notes. Estimates, by their nature, are based upon judgment and available information; therefore, changing economic conditions and economic prospects of borrowers may result in actual performance that differs from those estimated and could have a material impact on the consolidated financial statements. It is possible that such changes could occur in the near term. Significant estimates made by management are discussed in these notes as applicable.

MLBUSA's 2006 consolidated financial statements have been restated to reflect ML Group's contribution of FDS's common stock to the Bank in an internal reorganization accounted for in a manner similar to a pooling of interest (see Note 2).

MLBUSA's 2007 and 2006 fiscal quarters end on the last Friday of March, June, September, and December.

The condensed consolidated statements of cash flows for the six months ended June 30, 2006 reflect the correction of an error in presentation of origination, purchases, and drawdowns on loans held for sale, net of repayments and net proceeds from sales of loans held for sale. The effect of restatement is an increase in the previously reported amounts of $508,532. Net cash provided by (used for) operations was unchanged.

(Dollars in thousands)

Effective July 1, 2006, Merrill Lynch & Co., Inc. (the "Parent") transferred 100% of its ownership interest in MLBUSA to Merrill Lynch Group Inc. ("ML Group"), a wholly owned subsidiary of Merrill Lynch & Co., Inc.

Recently Issued Accounting Pronouncements – On February 15, 2007 the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 159, The Fair Value Option for Financial Assets and Liabilities ("SFAS No. 159"). SFAS No. 159 provides a fair value option election that allows companies to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and liabilities, with changes in fair value recognized in earnings as they occur. SFAS No. 159 permits the fair value option election on an instrument by instrument basis at initial recognition of an asset or liability or upon an event that gives rise to a new basis of accounting for that instrument. SFAS No. 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007 provided that the entity: makes that choice in the first 120 days of that fiscal year; has not yet issued financial statements for any interim period of the fiscal year of adoption; and also elects to apply the provisions of Statement No. 157, Fair Value Measurements ("SFAS No. 157"). The Bank adopted SFAS No.159 as of December 30, 2006, the first day of its fiscal year. The effect of adopting this standard on the accounting records and footnote disclosures are reflected in these financial statements. The effect of adopting SFAS No. 159 did not have a material impact on the condensed consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, *Fair Value Measurements* ("SFAS No. 157"). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measurements. SFAS No. 157 eliminates the guidance in EITF Issue No. 02-3, "*Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities*" ("EITF No. 02-3"), that prohibits recognition of day one gains or losses on derivative transactions where model inputs that significantly impact valuation are not observable. SFAS No. 157 also prohibits the use of block discounts for large positions of unrestricted financial instruments that trade in an active market. SFAS No. 157 also requires an issuer to incorporate changes in its own credit spreads when determining the fair value of its liabilities. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 with early adoption permitted. The provisions of SFAS No. 157 are to be applied prospectively, except that the provisions related to block discounts and existing derivative financial instruments measured under EITF No. 02-3 are to be applied as a one-time cumulative effect adjustment to opening retained earnings in the year of the adoption. MLBUSA adopted SFAS No. 157 as of December 30, 2006, the first day of its fiscal year. The effect of adopting SFAS No. 157 on the accounting records and footnote disclosures are reflected in these financial statements. The effect of adopting SFAS No. 157 did not have a material impact on the condensed consolidated financial statements.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 ("SAB No. 108") to provide guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB No. 108 requires a company to apply an approach that considers both (1) the amount by which the current year income

(Dollars in thousands)

statement is misstated ("rollover approach") and (2) the cumulative amount by which the current year balance sheet is misstated ("iron curtain approach"). Prior to the issuance of SAB No. 108, many companies applied either the rollover or iron-curtain approach for purposes of assessing materiality of misstatements. SAB No. 108 is effective for fiscal years ending after November 15, 2006. Upon adoption, SAB No. 108 allowed a one-time cumulative effect adjustment against retained earnings for those prior year misstatements that were not material under a company's prior approach, but that are deemed material under the SAB No. 108 approach. The adoption of SAB No. 108 did not have a material impact on the condensed consolidated financial statements.

In June 2006, the FASB issued Interpretation No. 48, *Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109* ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The standard also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Bank adopted FIN 48 on December 30, 2006, the first day of its fiscal year. The impact of the adoption of FIN 48 resulted in a charge to beginning retained earnings and an increase to the liability for unrecognized tax benefits of $10,721 primarily related to additional tax reserves. See Note 9 to the condensed consolidated financial statements for further information.

In April 2006, the FASB issued a FASB Staff Position ("FSP") FIN 46(R)-6, *Determining the Variability to be Considered in Applying FIN 46R* ("the FSP"). The FSP clarifies how companies must evaluate whether a contract or arrangement creates or absorbs variability based on an analysis of the entity's design. The "by-design" approach may impact a company's determination of whether an entity is a variable interest entity and which party, if any, is the primary beneficiary. The Bank adopted the FSP beginning in the third quarter of 2006 for all new entities with which MLBUSA became involved. The Bank will apply the provisions of the FSP to all entities previously required to be analyzed under FIN 46R when a reconsideration event occurs as defined under paragraph 7 of the interpretation. The adoption of the FSP did not have a material impact on MLBUSA condensed consolidated financial statements.

In March 2006, the FASB issued SFAS No. 156, *Accounting for Servicing of Financial Assets* ("SFAS No. 156"). SFAS No. 156 amends SFAS No. 140, *Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities*, to require all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable. SFAS No. 156 also permits servicers to subsequently measure each separate class of servicing assets and liabilities at fair value rather than at the lower of cost or market. For those companies that elect to measure their servicing assets and liabilities at fair value, SFAS No. 156 requires the difference between the carrying value and fair value at the date of adoption to be recognized as a cumulative effect adjustment to retained earnings as of the beginning of the fiscal year in which the election is made. SFAS No. 156 was adopted by the Bank effective as of December 30, 2006, the first day of its current fiscal year. Adoption of SFAS No. 156 did not have a material impact on the condensed consolidated financial statements.

(Dollars in thousands)

In February 2006, the FASB issued SFAS No. 155, *Accounting for Certain Hybrid Financial Instruments an amendment of FASB Statements No. 133 and 140* ("SFAS No. 155"). SFAS No. 155 permits interests in hybrid financial instruments that contain an embedded derivative that would otherwise require bifurcation to be accounted for as a single financial instrument at fair value with changes in fair value recognized in earnings. This election is permitted on an instrument-by-instrument basis for all hybrid financial instruments held, obtained, or issued as of the adoption date. The Bank adopted SFAS No. 155 on a prospective basis effective December 30, 2006, the first day of its fiscal year. As the standard is adopted prospectively, there was no cumulative-effect adjustment on the condensed consolidated financial statements.

Effective for the first quarter of 2006, Merrill Lynch & Co., Inc. adopted the provisions of SFAS No. 123 (revised 2004), Share-Based Payment, a revision of SFAS No. 123, *Accounting for Stock-Based Compensation* ("SFAS No. 123R"). The Bank participates in the Parent's stock based compensation plans and is affected by the Parent's adoption of SFAS No. 123R. Under SFAS No. 123R, compensation expense for share-based awards that do not require future service is recorded immediately, and share-based awards that require future service continue to be amortized into expense over the relevant service period. The Parent adopted SFAS No. 123R under the modified prospective method whereby the provisions of SFAS No. 123R are generally applied only to share-based awards granted or modified subsequent to adoption. Thus, for MLBUSA, SFAS No. 123R requires the immediate expensing of share-based awards granted or modified in 2006 to retirement-eligible employees, including awards that are subject to non-compete provisions. The total expense for the stock-based compensation awards for the 2005 performance year granted to retirement-eligible employees in January 2006 was recognized in the first quarter of 2006. In addition, beginning with performance year 2006, MLBUSA accrued the expense for future awards to be granted to retirement eligible-employees over the award performance year. Compensation expense for all future stock awards granted to employees not eligible for retirement with respect to those awards will be recognized over the applicable vesting period.

Prior to the adoption of SFAS No. 123R, the Bank had recognized expense for share-based compensation over the vesting period stipulated in the grant for all employees, including those who had satisfied retirement eligibility criteria but were subject to a non-compete agreement that applied from the date of retirement through each applicable vesting period. MLBUSA had accelerated any unrecognized compensation cost for such awards if a retirement-eligible employee left the firm. Because SFAS No. 123R applies only to awards granted or modified in 2006, expenses for share-based awards granted prior to 2006 to employees who were retirement-eligible with respect to those awards prior to the adoption of SFAS No. 123R must continue to be amortized over the stated vesting period.

The Bank participates in the Parent's long term incentive compensation plans. The Parent, after completing a comprehensive review of all stock-based incentive compensation awards, determined that future stock grants should contain more stringent provisions regarding age and length of service requirements for employees to be eligible to retire while the stock awards continue to vest. To facilitate transition to the more stringent future requirements, the terms of most outstanding stock awards previously granted to employees were modified, effective March 31, 2006, to be immediately eligible for retirement with respect to those earlier awards, though the vesting and non-compete provisions for those awards remain in force. As the provisions of SFAS No. 123R also apply to awards modified in

(Dollars in thousands)

2006, these modifications required the Bank to record an additional one-time compensation expense in the first quarter of 2006 for the remaining unamortized amount of all awards to employees who had not previously been retirement-eligible under the original provisions of those awards. Compensation expense for all future stock awards granted to employees not eligible for retirement with respect to those awards will be recognized over the applicable vesting period.

The one-time charge associated with the adoption of SFAS No. 123R and the policy modifications to previous awards resulted in a net charge to compensation expense in 2006 of approximately $72 million pre-tax and $44 million after-tax. The charge for adoption of SFAS No. 123R was approximately $34 million pre-tax and $21 million after-tax. The charge for policy modifications to previous awards was approximately $38 million pre-tax and $23 million of the after-tax.

2. INTERNAL REORGANIZATION

In July 2006, Merrill Lynch Trust Company, FSB ("MLTC-FSB"), an affiliate of the Bank, received approval from the Office of Thrift Supervision ("OTS") to become a full-service thrift institution as part of an internal reorganization of certain banking businesses of the Parent. The reorganization provides the Parent with a more efficient platform to deliver banking products and services to clients and a more effective avenue for future growth.

As part of the reorganization that occurred on August 5, 2006, Merrill Lynch Bank & Trust Co. ("MLB&T"), an existing FDIC-insured depository institution affiliate of MLBUSA, was merged with MLTC-FSB, and MLTC-FSB was renamed Merrill Lynch Bank & Trust Co., FSB ("MLBT-FSB"). The new entity is regulated by the OTS and its deposits are insured by the FDIC.

Also as part of the internal reorganization, MLBUSA received all common shares of FDS, a wholly owned indirect subsidiary of the Parent principally serving as transfer agent, subaccountant, registrar, and fiscal agent for mutual funds and money market deposit accounts, as a capital contribution. MLBUSA accounted for the receipt of FDS' ownership interest in accordance with SFAS No. 141, *Business Combinations*, Appendix D, in a manner similar to a pooling of interests. Pooling of interests accounting prescribes that the consolidated financial statements be restated so that the business received is reflected in the consolidated financial statements as if it had been transferred as of the beginning of the reported upon periods in the annual financial statements. The addition of FDS to the MLBUSA consolidated entity resulted in an increase of $214,536 to the Bank's total stockholder's equity on December 30, 2005. Certain taxes paid by FDS on behalf of its previously owned subsidiary were recharacterized as distributions of capital as a result of the internal reorganization. The distribution of capital for the period ending June 30, 2006 was $49,191.

In addition, as part of the reorganization, on August 5, 2006 MLBUSA contributed all common shares of Merrill Lynch Credit Corporation ("MLCC"), a subsidiary serving primarily as a mortgage banker, and Merrill Lynch Community Development Company, LLC ("MLCDC"), a subsidiary serving primarily to make or purchase loans and investments to low and moderate income borrowers, to Merrill Lynch Mortgage and Investment Corporation ("MLMIC") in exchange for a 14.6 percent equity

(Dollars in thousands)

ownership interest in MLMIC, accounted for under the equity method of accounting. MLBUSA recorded its equity interest in MLMIC in an amount equal to MLBUSA's recorded investments in the transferred entities. As MLBUSA has retained a significant ongoing involvement in these entities, the assets and operating results of MLCC and MLCDC are included in MLBUSA's assets and operating results until August 5, 2006, the date MLBUSA transferred its ownership interests in the entities to MLMIC.

3. CASH EQUIVALENTS

Included in cash equivalents as of June 29, 2007 and December 29, 2006 were $600,000 and $2,343,000, respectively, of federal funds sold and $0 and $700,000, respectively, of securities purchased under agreements to resell. The estimated fair value of the securities received as collateral for these transactions that can be sold or pledged by MLBUSA totaled $0 and $738,939 as of June 29, 2007 and December 29, 2006, respectively.

4. SECURITIES

Securities reported on the condensed consolidated balance sheets are as follows:

	June 29, 2007	December 29, 2006
Available-for-sale	$ 19,068,290	$ 20,977,942
Held-to-maturity	2,281	2,000
Non-qualifying (1)	2,305,063	2,308,369
Total	$ 21,375,634	$ 23,288,311

(1) SFAS No. 115, *Accounting for Certain Investments in Debt and Equity Securities* ("SFAS No. 115") states that equity securities that do not have a readily determinable fair value do not qualify for accounting pursuant to SFAS No. 115 and are accounted for at cost.

(Dollars in thousands)

Information regarding investment securities subject to SFAS No. 115 follows:

	June 29, 2007			
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available-for-sale				
Mortgage-backed securities	$ 12,976,377	$ 5,055	$ (194,590)	$ 12,786,842
Asset-backed securities	6,049,501	4,581	(15,172)	6,038,910
Corporate debt securities	243,032	364	(7,026)	236,370
U.S. Treasuries and government securities	6,160	8	-	6,168
Total	$ 19,275,070	$ 10,008	$ (216,788)	$ 19,068,290
Held-to-maturity				
Mortgage-backed securities	$ 2,281	$ -	$ -	$ 2,281

	December 29, 2006			
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available-for-sale				
Mortgage-backed securities	$ 12,722,021	$ 69,914	$ (56,976)	$ 12,734,959
Asset-backed securities	7,581,101	10,473	(5,991)	7,585,583
Corporate debt securities	243,072	627	(79)	243,620
U.S. Treasuries and government securities	171,234	-	(8,812)	162,422
Non-U.S. government securities	253,810	-	(2,452)	251,358
Total	$ 20,971,238	$ 81,014	$ (74,310)	$ 20,977,942
Held-to-maturity				
Mortgage-backed securities	$ 2,000	$ -	$ -	$ 2,000

At June 29, 2007 and December 29, 2006, $113,683 and $0, respectively, of security purchases were unsettled with the related payable reported in unsettled securities payable.

At June 29, 2007 and December 29, 2006, $46,063 and $0, respectively, of security sales were unsettled with the related receivable reported in unsettled securities receivable.

(Dollars in thousands)

The activity from sales of securities is summarized below:

	Three Months Ended		Six Months Ended	
	June 29, 2007	June 30, 2006	June 29, 2007	June 30, 2006
Available-for-sale				
Proceeds	$ 1,054,652	$ 573,135	$ 3,781,607	$ 3,813,794
Net realized (losses) gains (1)	(2,857)	4,082	2,996	12,013
Tax (benefit) provision	(1,135)	2,166	1,049	5,209
Trading				
Proceeds	$ 468,701	$ 1,376,019	$ 2,465,975	$ 3,654,347
Realized gains (losses)	76	2,661	1,950	(892)
Tax provision (benefit)	30	1,013	749	(237)

(1) Includes losses (gains) on derivatives hedging the available-for-sale portfolio for the three months ended June 29, 2007 and June 30, 2006 of $2,855 and $(16,570), respectively, and the six months ended June 29, 2007 and June 30, 2006 of $3,307 and $(37,591).

Available-for-sale securities with unrealized losses as of June 29, 2007 and December 29, 2006 are presented in the following tables by the length of time individual securities have been in a continuous unrealized loss position. The fair value and unrealized loss amounts are reported net of derivatives qualifying as hedges.

				June 29, 2007			
				Less than 12 months		Greater than 12 months	
	Amortized Cost	Estimated Fair Value	Gross Unrealized Loss	Estimated Fair Value	Gross Unrealized Loss	Estimated Fair Value	Gross Unrealized Loss
Mortgage-backed securities	$ 8,443,211	$ 8,420,236	$ (22,975)	$ 8,084,490	$ (19,498)	$ 335,746	$ (3,477)
Asset-backed securities	$ 3,749,531	$ 3,734,379	(15,152)	$ 3,418,298	$ (11,301)	316,081	(3,851)
Corporate debt securities	$ 121,433	$ 115,554	(5,879)	$ 69,338	$ (5,651)	46,216	(228)
Total	$ 12,314,175	$ 12,270,169	$ (44,006)	$ 11,572,126	$ (36,450)	$ 698,043	$ (7,556)

(Dollars in thousands)

				December 29, 2006			
				Less than 12 months		Greater than 12 months	
	Amortized Cost	Estimated Fair Value	Gross Unrealized Loss	Estimated Fair Value	Gross Unrealized Loss	Estimated Fair Value	Gross Unrealized Loss
Mortgage-backed securities	$ 3,738,023	$ 3,731,356	$ (6,667)	$ 3,481,062	$ (2,851)	$ 250,294	$ (3,816)
Asset-backed securities	2,909,353	2,903,361	(5,992)	2,752,430	(1,395)	150,931	(4,597)
Corporate debt securities	146,448	146,188	(260)	146,188	(260)	-	-
U.S. Treasuries and government securities	163,827	157,381	(6,446)	-	-	157,381	(6,446)
Non-U.S. government securities	253,810	245,536	(8,274)	-	-	245,536	(8,274)
Total	$ 7,211,461	$ 7,183,822	$ (27,639)	$ 6,379,680	$ (4,506)	$ 804,142	$ (23,133)

As of June 29, 2007 and December 29, 2006, approximately 92 percent and 90 percent, respectively, of the securities with unrealized losses are either AA or AAA rated. MLBUSA has the ability and the intent to hold these securities for a period of time sufficient for a forecasted market price recovery of at least the amortized cost of the securities.

During the six months ended June 29, 2007, the Bank determined that an available-for-sale asset-backed security was other-than-temporarily impaired and recognized a loss of $44 as a result of this impairment determination. No securities were identified as other-than-temporarily impaired in 2006.

The change in net unrealized gains (losses) on securities included in other comprehensive income represents the sum of the net unrealized holding gains and reclassification adjustments of securities net of the hedge accounting effects. Reclassification adjustments are amounts recognized in net earnings during the current period that had been part of other comprehensive income in previous periods.

(Dollars in thousands)

The following tables provide a rollforward of other comprehensive income balances, including changes related to available for sale securities and cash flow hedging activities:

	Six Months Ended June 29, 2007		
	Available for Sale Securities	Cash Flow Hedges	Total
Balance, beginning of period	$ 4,779	$ (5,071)	$ (292)
Net unrealized holding (losses) gains arising during the period, net of taxes	(30,779)	(32,707)	(63,486)
Reclassification adjustment for net losses (gains) included in net earnings, net of taxes	(3,082)	6,563	3,481
Balance, end of period	$ (29,082)	$ (31,215)	$ (60,297)

	Six Months Ended June 30, 2006		
	Available for Sale Securities	Cash Flow Hedges	Total
Balance, beginning of period	$ (11,235)	$ 434	$ (10,801)
Net unrealized holding (losses) gains arising during the period, net of taxes	18,712	(4,678)	14,034
Reclassification adjustment for net losses (gains) included in net earnings, net of taxes	(6,823)	1,292	(5,531)
Balance, end of period	$ 654	$ (2,952)	$ (2,298)

(Dollars in thousands)

The maturity schedule of all available-for-sale securities at amortized cost and estimated fair values is presented below. The distribution of mortgage-backed and asset-backed securities is based on contractual maturities. Actual maturities may differ because the issuer may have the right to call or prepay the obligations.

	June 29, 2007	
	Amortized Cost	Estimated Fair Value
Available-for-sale		
Due in one year or less	$ 126,161	$ 125,994
Due after one year through five years	486,661	486,063
Due after five years through ten years	740,861	735,129
Due after ten years	17,921,387	17,721,104
Total	$ 19,275,070	$ 19,068,290
Held-to-maturity		
Due after ten years	$ 2,281	$ 2,281

5. LOANS HELD FOR SALE AND LOANS AND LEASES RECEIVABLE

Loans held for sale consist of:

	June 29, 2007	December 29, 2006
Commercial	$ 807,345	$ 672,653
Real estate	630,032	580,262
Automobile (at fair value in 2007)	559,587	1,598,047
SBA lending	296,508	-
Other consumer	91,179	105,791
Residential mortgages - 1-4 family	22,098	27,077
Credit card	12,003	17,130
Deferred fees, net	(16,055)	(280,273)
Total	$ 2,402,697	$ 2,720,687

(Dollars in thousands)

Loans held for sale are reported at the lower of aggregate cost or market value (LOCOM). Changes in the cumulative LOCOM adjustment, the current year portion of which is included in gains on sale of loans, for the three months and six months ended June 29, 2007 and June 30, 2006 are summarized below:

	Three Months Ended		Six Months Ended	
	June 29, 2007	June 30, 2006	June 29, 2007	June 30, 2006
Balance, beginning of period	$ 17,804	$ 52,144	$ 14,803	$ 52,035
LOCOM expense	4,232	4,630	7,235	4,759
Net LOCOM adjustment on loans sold	(2,154)	-	(2,154)	-
Foreign exchange revaluation	4	66	2	46
Balance, end of period	$ 19,886	$ 56,840	$ 19,886	$ 56,840

Loans and leases receivable are summarized below:

	June 29, 2007	December 29, 2006
Consumer		
Securities-based	$ 5,338,822	$ 4,778,236
Residential mortgages - 1-4 family	4,881,145	5,110,659
Delayed debit	113,780	63,564
Residential mortgages - home equity	11,791	14,929
Unsecured	9,432	24,709
Total consumer	10,354,970	9,992,097
Commercial		
Asset-based	7,504,930	10,056,951
Commercial and industrial	5,335,665	5,373,187
Real estate	5,047,956	5,057,674
Unsecured	2,748,285	1,385,589
Securities-based	1,815,585	1,571,626
Lease financing	797,932	816,118
Hedge fund lending	302,933	1,293,695
Other	18	448
Total commercial	23,553,304	25,555,288
Deferred fees, net	(267,062)	(271,063)
Total	$ 33,641,212	$35,276,322

(Dollars in thousands)

The principal balance of non-accruing loans was $214,305 and $195,863 at June 29, 2007 and December 29, 2006, respectively.

Information pertaining to impaired loans is summarized below:

	June 29, 2007	December 29, 2006
Impaired loans with an allowance for loan loss	$ 110,353	$ 121,609
Impaired loans without an allowance for loan loss	3,370	4,422
Impaired loans that have been partially charged-off	30,057	14,858
Total impaired loans	$ 143,780	$ 140,889
Allowance for loan losses related to impaired loans	$ 31,905	$ 36,447

	Three Months Ended		Six Months Ended	
	June 29, 2007	June 30, 2006	June 29, 2007	June 30, 2006
Average investment in impaired loans	$ 152,395	$ 158,443	$ 153,112	$ 153,591
Interest income recognized on impaired loans	$ 1,170	$ 1,098	$ 1,878	$ 2,307
Interest income recognized on a cash basis on impaired loans	$ 1,170	$ 921	$ 1,878	$ 2,095

(Dollars in thousands)

6. ALLOWANCE FOR LOAN AND LEASE LOSSES AND RESERVE FOR UNFUNDED LOAN COMMITMENTS

Changes in the allowance for loan and lease losses are summarized below:

	Three Months Ended		Six Months Ended	
	June 29, 2007	June 30, 2006	June 29, 2007	June 30, 2006
Balance, beginning of period	$ 247,783	$ 243,621	$ 254,440	$ 237,005
(Recovery of prior provision) provision	(8,228)	26,170	(6,708)	41,705
Charge-offs, net of recoveries	(20,709)	(8,743)	(28,893)	(17,716)
Foreign exchange revaluation	15	81	22	135
Balance, end of period	$ 218,861	$ 261,129	$ 218,861	$ 261,129

Changes in the allowance for unfunded loan commitments (reported as a component of other liabilities) are summarized below:

	Three Months Ended		Six Months Ended	
	June 29, 2007	June 30, 2006	June 29, 2007	June 30, 2006
Balance, beginning of period	$ 149,106	$ 163,547	$ 150,343	$ 156,255
Net provision	30,440	852	29,205	8,117
Foreign exchange revaluation	43	85	41	112
Balance, end of period	$ 179,589	$ 164,484	$ 179,589	$ 164,484

(Dollars in thousands)

7. DEPOSITS

Deposits reported on the condensed consolidated balance sheets are summarized below:

	June 29, 2007	December 29, 2006
Money market deposits and NOW accounts	$ 49,574,904	$ 52,946,206
Certificates of deposit	2,020,061	1,856,373
Total	$ 51,594,965	$ 54,802,579

The weighted average interest rates for the six months ended June 29, 2007 for money market deposits and NOW accounts, and certificates of deposit (including the effect of hedges), were 3.32% and 5.33%, respectively, and for the year ended December 29, 2006 were 3.14% and 4.90%, respectively.

8. BORROWED FUNDS

Federal Funds Purchased and Securities Sold Under Agreements to Repurchase

Federal funds purchased were $520,271 and $704,000 at June 29, 2007 and December 29, 2006, respectively. Securities sold under agreements to repurchase were $1,699,207 and $4,074,833 at June 29, 2007 and December 29, 2006, respectively. The weighted average interest rates for Federal funds purchased and securities sold under agreements to repurchase for June 29 , 2007 were 5.34% and 5.38%, respectively, and for the year ending December 29, 2006 were 5.14% and 5.37%, respectively.

Subordinated Debt

In connection with a credit facility between the Parent and MLBUSA (the "Subordinated Debt Facility"),
MLBUSA may borrow term subordinated debt in amounts to be agreed upon between MLBUSA and the Parent. Individual term subordinated advances have a maturity of six years. The maturity date of each advance automatically extends each year such that the remaining term is never less than five years. Either the Parent or MLBUSA may determine not to automatically extend the maturity upon proper notification to the other. The Bank drew on the Subordinated Debt Facility on December 22, 2005, in the amount of $250,000. On December 21, 2006, the Bank drew an additional amount of $250,000. As of June 29, 2007 and December 29, 2006, the amount outstanding under this facility totaled $500,000. The weighted average interest rate for the six months ended June 29, 2007 was 5.89% and for the year ended December 29, 2006 was 5.64%.

(Dollars in thousands)

Secured Credit Facility

In 2006, the Bank joined with the Parent and certain affiliates in a secured credit facility of $3,500,000. The Bank is accountable only to the extent it has borrowed under this facility. The Bank may borrow up to $3,500,000 less any amounts borrowed by the Parent and affiliates. The facility expires in May 2008, and includes a one year term-out option that allows the Bank to extend borrowings under the facility for a further year beyond the borrowings' expiration dates. The credit facility permits borrowings secured by a broad range of collateral, but does limit the amount of certain types of collateral. There were no borrowings outstanding to any of the parties under the secured credit facility at June 29, 2007 and December 29, 2006.

Master Repurchase Agreement

In March 2007, the Bank entered into a master repurchase agreement with a third party, in which MLBUSA agrees to sell securities or other assets up to a maximum of $3,081,000. The third party agrees to resell the securities to MLBUSA on demand. As of June 29, 2007, no assets have been sold pursuant to this agreement. The Bank agrees to pay a 4.5 basis points commitment fee on any unutilized commitment amount.

9. INCOME TAX

The income tax provisions are summarized as follows:

	Three Months Ended		Six Months Ended	
	June 29, 2007	June 30, 2006	June 29, 2007	June 30, 2006
U.S. Federal:				
Current	$ 196,337	$ 206,480	$ 434,591	$ 399,775
Deferred	20,635	6,032	9,736	(9,997)
	216,972	212,512	444,327	389,778
State and Local:				
Current	13,510	16,481	55,221	30,048
Deferred	11,802	821	9,262	(536)
	25,312	17,302	64,483	29,512
Total	$ 242,284	$ 229,814	$ 508,810	$ 419,290

(Dollars in thousands)

As part of the consolidated group, the Bank transfers to the Parent its current U.S. Federal, state and local tax assets and liabilities. Amounts payable to, or receivable from the Parent are settled quarterly. A reconciliation of the statutory U.S. Federal income tax rate to the Bank's effective tax rate is as follows:

	Three Months Ended		Six Months Ended	
	June 29, 2007	June 30, 2006	June 29, 2007	June 30, 2006
Statutory U.S. Federal income tax rate	35.00 %	35.00 %	35.00 %	35.00 %
U.S. State and local income taxes, net of U.S. Federal benefit	2.49 %	1.76 %	3.08 %	1.64 %
Dividend received deductions	(0.72)%	(0.75)%	(0.71)%	(0.82)%
Other	(0.57)%	(0.36)%	(0.53)%	(0.34)%
Total	36.20 %	35.65 %	36.84 %	35.48 %

The Bank adopted FIN 48 effective the beginning of the first quarter of 2007 and recognized a charge to beginning retained earnings and an increase to the liability for unrecognized tax benefits of $10,721. The total amount of unrecognized tax benefits as of the date of adoption of FIN 48 was $32,793. Of this total, approximately $21,315 (net of the federal benefit of state issues) represents the amount of unrecognized tax benefits that, if recognized, would favorably affect the effective tax rate in future periods.

The Bank, as part of the consolidated group is included in the Parent's consolidated tax returns. The Parent accrues interest and penalties related to unrecognized tax benefits in tax expense for the consolidated group. There were no interest and penalties accrued as of January 1, 2007.

The Parent is under examination by the Internal Revenue Service ("IRS") and states in which the Parent has significant business operations. The tax years under examination vary by jurisdiction. The IRS audits are in progress for the tax years 2004-2006. The IRS audits for the 2004 and 2005 tax years are expected to be completed in 2007.

The Parent does not anticipate that unrecognized tax benefits will significantly change within 12 months of the reporting date.

(Dollars in thousands)

10. SECURITIZATION TRANSACTIONS AND TRANSACTIONS WITH VARIABLE INTEREST ENTITIES ("VIE")

Securitization Transactions

The Bank has a significant financial interest in a qualifying special purpose entity ("QSPE"). In 2001, MLBUSA securitized $648,634 of residential mortgage loans. To securitize these assets, MLBUSA established a QSPE, Merrill Lynch Bank Mortgage Loan Trust 2001-A ("2001-A"). MLBUSA received $648,105 of proceeds from this securitization and recognized a loss of $1,032, inclusive of transaction costs. The loss on sale of assets is determined with reference to the previous carrying amount of the financial assets transferred, which is allocated between the assets sold and the retained interests, based on their fair value at the date of transfer.

Subsequent to the securitization, MLBUSA repurchased $635,018 of securities issued by 2001-A, including the residual tranche. Specifically, the Bank retains a 97% interest in the VIE. Retained interests of $101,754 and $120,836 at June 29, 2007 and December 29, 2006, respectively, are recorded in available-for-sale mortgage-backed securities at fair value. To obtain fair values, quoted market prices are used if available. Where quotes are unavailable for retained interests, MLBUSA generally estimates fair value based on the present value of expected cash flows using management's estimate of the key assumptions, including credit losses, prepayment rates, and discount rates, commensurate with the risks involved.

The following table presents MLBUSA's key weighted-average assumptions used to estimate the fair value of the retained interests in 2001-A at June 29, 2007, and the pretax sensitivity of the fair values to an immediate 10 and 20 percent adverse change in these assumptions:

Weighted average life (in years)		2.32
Expected Credit losses (rate per annum)		1.49%
Impact of fair value of 10% adverse change	$	(263)
Impact of fair value of 20% adverse change	$	(429)
Weighted average discount rate		5.84%
Impact of fair value of 10% adverse change	$	(763)
Impact of fair value of 20% adverse change	$	(1,113)
Prepayment speed		
(constant prepayment rate)		25.00%
Impact of fair value of 10% adverse change	$	(58)
Impact of fair value of 20% adverse change	$	(164)

The sensitivity analysis above is hypothetical and should be considered with caution. In particular, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated

(Dollars in thousands)

independent of changes in any other assumption; in practice, changes in one factor may result in changes in another, which may magnify or counteract the sensitivities. Further changes in fair value based on a 10% or 20% variation in an assumption or parameter generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, the sensitivity analysis does not consider any hedging action that MLBUSA may take to mitigate the impact of any adverse changes in the key assumptions.

For the six months ended June 29, 2007 and June 30, 2006, cash flows received on the retained interests were $22,656 and $22,963, respectively. As of June 29, 2007, the principal amount outstanding and delinquencies of the 2001-A securitized mortgage loans were $107,142 and $5,406, respectively. For the six months ended June 29, 2007 and June 30, 2006, the Bank recognized net credit losses in the amount of $55 and $0, respectively, on the 2001-A securitized mortgage loans.

Transactions with Variable Interest Entities

A VIE is defined in FASB Interpretation No. 46R (revised December 2003), *Consolidation of Variable Interest Entities* ("FIN 46R") as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. In the normal course of business, MLBUSA acts as a derivative counterparty, investor, transferor, guarantor and/or liquidity provider to various VIEs. As of June 29, 2007, MLBUSA had entered into two transactions with VIEs for which MLBUSA was deemed the primary beneficiary and must consolidate the VIEs. As of June 29, 2007 and December 29, 2006, the Bank had loans outstanding to and investments in the two VIEs in the amount of $132,530 and $123,660, respectively. The assets of these VIEs totaled $147,855 and $136,706 as of June 29, 2007 and December 29, 2006, respectively. The consolidated assets that collateralize the Bank's loans are generally loans or leases. Holders of the beneficial interests in these VIEs have no recourse to the general credit of MLBUSA, other than a swap liability of $2,834 related to one of the VIEs; otherwise their investment is paid exclusively from the assets held by the VIE. Minority interests held in the consolidated VIEs by third parties amounted to $14,595 and $12,278 as of June 29, 2007 and December 29, 2006, respectively.

In addition, the Bank holds a significant variable interest in several VIEs as a result of its lending and investing activities.

- One VIE was created to acquire automobile leases. The Bank also has an investment position in this VIE. As of June 29, 2007, this VIE has total assets of approximately $49. The Bank has no exposure to loss as a result of its lending and investment activities in this VIE .

- Another VIE was created in December 2005, when the Bank established an asset-backed commercial paper conduit ("ABCP conduit"). MLBUSA entered into a liquidity asset purchase agreement with the conduit in the amount of $5,000,000 to purchase investment-grade securities from the ABCP conduit in the event the notes issued by the ABCP conduit are not purchased in the market. The Bank also has a commitment to issue letters of credit in aggregate up to $200,000 in the event a credit enhancement is needed to maintain the ABCP conduit rating. A third-party investor purchased a

(Dollars in thousands)

$4,500 first loss note issued by the ABCP conduit which is subordinated to all other claims and enhancements. The Bank is subject to credit loss exposure only to the extent there are assets in the conduit. As of June 29, 2007, this VIE has total assets of approximately $4,938,704. The Bank also serves the conduit as administrative agent for which it receives a fee. Fees received for these products and services totaled $7,018 and $4,184 during the six months ended June 29, 2007 and June 30, 2006, respectively. MLBUSA's maximum exposure to loss as a result of its relationships is $5,200,000, which assumes the conduit is fully funded and the securities purchased suffer a total loss.

- In June 2006, the Bank established a second asset-backed commercial paper conduit. MLBUSA has entered into a liquidity asset purchase agreement with the conduit with a total potential commitment of $5,000,000 to purchase assets from the ABCP conduit in the event the notes issued by the ABCP conduit are not purchased in the market. Asset- backed commercial paper liquidity asset purchase agreement notes issued totals $2,818,168 as of June 29, 2007. The Bank also has a commitment to issue letters of credit in aggregate up to $400,000 in the event a credit enhancement is needed to maintain the conduit rating. Letters of Credit have been issued for $137,499 as of June 29, 2007. The conduit has purchased credit default protection to cover itself for any potential losses on secured loans held by the conduit, up to the maximum payout of $15,000. The Bank is subject to credit loss exposure only to the extent there are assets in the conduit. As of June 29, 2007, this VIE had assets of $1,711,818. The Bank also serves the conduit as administrative agent for which it receives a fee. Fees received for these products and services totaled $2,216 and $0 during the six months ended June 29, 2007 and June 30, 2006, respectively. The Bank's maximum exposure to loss as a result of its relationships is $2,955,667, which assumes the conduit is fully funded and the assets purchased suffer a total loss.

- In addition, the Bank holds a significant financial interest in VIEs where the Bank lends to construction development special purpose entities. The assets held in the VIEs totaled $285,054 and $274,742 at June 29, 2007 and December 29, 2006, respectively. The maximum exposure to loss, which assumes no collections on the outstanding loans and a complete loss on the equity investment, is $220,295 and $180,667 at June 29, 2007 and December 29, 2006, respectively.

11. COMMITMENTS, CONTINGENCIES, AND GUARANTEES

Commitments

In the normal course of business, the Bank enters into a number of off-balance sheet commitments. These commitments expose the Bank to varying degrees of credit risk, interest rate risk, and liquidity risk, and are subject to the same credit and risk limitation reviews as those recorded on the condensed consolidated balance sheet.

(Dollars in thousands)

Credit Extension

The Bank enters into commitments to extend credit and letters of credit to meet the financing needs of its customers. A summary of the Bank's unfunded commitments to extend credit follows:

	June 29, 2007	December 29, 2006
Consumer		
Securities-based	$ 130,570	$ 124,885
Residential mortgages - home equity	27,612	28,609
Unsecured	14,629	8,735
Total consumer	172,811	162,229
Commercial		
Asset-based	6,771,421	7,725,161
Commercial and industrial	7,339,247	4,016,034
Real estate	1,957,039	1,875,689
Unsecured	20,521,546	20,110,545
Securities-based	52,205	44,070
Hedge fund lending	192,067	276,305
Other	58,016	22,008
Total commercial	36,891,541	34,069,812
Total	$ 37,064,352	$ 34,232,041

Commitments to extend credit are legally binding, generally have specified rates and maturities, and are for specified purposes. In many instances, the borrower must meet specified conditions before the Bank is required to lend. Commitments to extend credit that are subsequently participated to entities other than MLBUSA are excluded from the commitment amounts. The Bank manages the credit risk on its commitments by subjecting these commitments to normal credit approval and monitoring processes.

(Dollars in thousands)

Unfunded commitments to extend credit have the following contractual remaining maturities at June 29, 2007:

	Expires in			
	1 Year or Less	After 1 Through 3 Years	After 3 Through 5 Years	After 5 Years
Consumer				
Securities-based	$ 61,829	$ 60,463	$ 8,278	$ -
Residential mortgages - home equity	-	2,170	6,890	18,552
Unsecured	11,104	3,525	-	-
Total consumer	72,933	66,158	15,168	18,552
Commercial				
Asset-based	2,645,666	865,633	2,393,636	866,486
Commercial and industrial	5,279,175	767,344	895,692	397,036
Real estate	137,481	1,240,189	500,327	79,042
Unsecured	2,681,730	2,781,086	14,787,058	271,672
Securities-based	39,082	12,897	35	191
Hedge fund lending	192,067	-	-	-
Other	1,764	35,008	19,787	1,457
Total commercial	10,976,965	5,702,157	18,596,535	1,615,884
Total	$ 11,049,898	$ 5,768,315	$ 18,611,703	$ 1,634,436

During 2004, the Bank entered into a master repurchase agreement with the Parent and an affiliate, Merrill Lynch Government Securities, Inc. ("MLGSI") in which MLBUSA agrees to purchase securities issued or guaranteed by the United States of America or its agencies, and such other securities that are permissible under applicable bank regulations, and the seller agrees to repurchase the securities at a time specified at purchase (a repurchase agreement) up to a maximum of $5,000,000. As of June 29, 2007 and December 29, 2006 no securities had been purchased pursuant to this agreement.

The Bank is also committed to fund charges resulting from Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") customers' use of delayed debit cards issued by the Bank. These advances are collateralized by either cash on deposit at the Bank or cash and securities held in the customer's MLPF&S brokerage account. Advances outstanding as of June 29, 2007 and December 29, 2006 were $70,184 and $63,564, respectively.

In December 2006, the Bank entered into a master repurchase agreement with MLBT-FSB, an affiliate, in which MLBUSA agrees to purchase securities or home equity line of credit loans secured by first or second liens on single-family residential real property against the transfer of funds to MLBT-FSB up to

(Dollars in thousands)

a maximum of $1,500,000. MLBT-FSB agrees to repurchase the securities or loans on demand. As of June 29, 2007, no assets have been purchased pursuant to this agreement.

For each of these types of instruments, the Bank's maximum exposure to credit loss is represented by the contractual amount of these instruments. Many of the commitments are collateralized, or would be collateralized upon funding, and most are expected to expire without being drawn upon; therefore, the total commitment amounts do not necessarily represent the risk of loss or future cash requirements.

Revolving Credit Facility

On August 5, 2006, MLBUSA entered into an unsecured revolving credit facility with MLBT-FSB, where the Bank may lend up to $1,000,000. The interest rate charged for any advance up to the established limit will be equal to the LIBOR rate plus 17 basis points or the federal funds rate plus 22 basis points. In consideration of the foregoing commitment of the Bank, MLBT-FSB pays a fee of an amount equal to 8 basis points of the average daily undrawn portion of the committed credit. There were no borrowings outstanding under this facility at June 29, 2007 or December 29, 2006.

Contingencies

The Bank and its subsidiaries are involved in various legal proceedings arising out of, and incidental to, their respective businesses. Management of the Bank, based on its review with counsel of development of these matters to date, considers that the aggregate loss resulting from the final outcome, if any, of these proceedings should not be material to the Bank's consolidated financial condition or results of operations.

Other

MLBUSA's money market and time deposits are deposited at the Bank by MLPF&S, an affiliate, as agent for certain customers. The Bank's funding of its assets is dependent upon these deposits and the affiliate's ongoing relationships with its customers.

Guarantees

MLBUSA provides guarantees to counterparties in the form of standby letters of credit and liquidity asset purchase agreements. Standby letters of credit are obligations issued by the Bank to a third party where the Bank promises to pay the third party the financial commitments or contractual obligations of the Bank's customer. The liquidity asset purchase agreement is a commitment to purchase assets from certain ABCP conduits that are rated investment grade by a nationally recognized rating agency or secured loans.

(Dollars in thousands)

These guarantees are summarized at June 29, 2007:

Type of Guarantee	Maximum Payout/Notional	Carrying Value	Value of Collateral
Standby letters of credit	$ 2,209,611	$ (15,846)	$ 596,917 (1) (2)
Liquidity asset purchase agreement (a)	$ 5,200,000	$ (8,451)	$ 4,938,704 (3) (4)
Liquidity asset purchase agreement (b)	$ 2,955,667	$ (3,373)	$ 1,711,818 (5) (6)
Liquidity asset purchase agreement (c)	$ 3,081,000	$ (1,953)	$ 3,357,914 (7)

(1) Marketable securities delivered by customers to MLBUSA collateralize up to $396,440 of the standby letters of credit.
(2) In the event MLBUSA funds the standby letters of credit, the Bank has recourse via loan agreements to customers on whose behalf the Bank issued the standby letter of credit in the amount of $1,474,955.
(3) In the event MLBUSA purchases securities pursuant to this agreement, the Bank will receive investment grade marketable securities.
(4) The maximum payout/notional amount includes a commitment to issue letters of credit in the amount of $200,000.
(5) In the event MLBUSA purchases assets pursuant to this agreement, the Bank will receive undivided interests in secured loans previously acquired or financed by the conduit.
(6) The maximum payout/notional amount includes issued letters of credit in the amount of $137,499.
(7) In the event MLBUSA purchases securities pursuant to this agreement, the Bank will receive investment grade debt securities.

Expiration information for these contracts is as follows:

Type of Guarantee	Maximum Payout/Notional	Less than 1 Year	1 - 3 years	4 – 5 years	Over 5 Years
Standby letters of credit	$ 2,209,611	$ 704,943	$ 482,733	$ 1,021,605	$ 330
Liquidity asset repurchase agreement (a)	$ 5,200,000	$ 5,200,000	$ -	$ -	$ -
Liquidity asset repurchase agreement (b)	$ 2,955,667	$ 2,818,168	$ -	$ 137,499	$ -
Liquidity asset repurchase agreement (c)	$ 3,081,000	$ 3,081,000	$ -	$ -	$ -

The standby letters of credit amounts above include two-party letters of credit issued by the Bank in conjunction with principal protected mutual funds. The two-party letters of credit require the Bank to pay an amount equal to the amount by which the mutual fund asset values at the end of seven years are less than the amount originally invested. The funds are managed using algorithms that require holding an amount of highly liquid risk-free investments in addition to other more risky investments that, when combined, will result in the return of at least the original principal investment to the investors at

(Dollars in thousands)

maturity of the fund unless there is a significant and sudden market event. The Bank's maximum potential exposure to loss with respect to the two-party letters of credit totals $633,879. Such a loss assumes that no funds are invested in risk-free investments, and that all investments suffer a total loss. As such, this measure significantly overstates the Bank's expected loss exposure at June 29, 2007.

Liquidity asset purchase agreement (a) is a commitment to purchase investment grade securities from an ABCP conduit formed in December 2005 to purchase securities or other financial assets and fund those purchases through the issuance of notes, including commercial paper. The liquidity support would be called on by the ABCP conduit in the event a market disruption or other event make it difficult or impossible for the ABCP conduit to issue new notes to repay previously issued notes at their maturity. The Bank's maximum exposure to loss with respect to the liquidity asset purchase agreement is $5,000,000. Such a loss assumes that the Bank suffers a total loss on all securities held by the ABCP conduit. As such, this measure significantly overstates the Bank's expected loss exposure at June 29, 2007.

Also related to the ABCP conduit, the Bank has committed to issue standby letters of credit. The letters of credit act as a credit enhancement to the ABCP conduit and will be issued in variable amounts up to $200,000 as necessary to maintain the ABCP conduit rating. No letters of credit were issued pursuant to the commitment at June 29, 2007. The Bank's maximum exposure to loss with respect to the commitment to issue these letters of credit is $200,000. Such a loss assumes that the Bank issues the letters of credit and suffers a total loss. As such, this measure significantly overstates the Bank's expected loss exposure at June 29, 2007.

Liquidity asset purchase agreement (b) is a commitment to purchase asset backed loan receivables previously acquired or financed from the conduit formed in June 2006 to purchase assets and fund those purchases through the issuance of extendable commercial paper, callable notes and extendable notes. The liquidity support would be called on by the conduit in the event a market disruption or other event make it difficult or impossible for the conduit to issue new notes to repay previously issued notes at their maturity. The Bank's maximum exposure to loss with respect to the liquidity asset purchase agreement is $2,818,168. Such a loss assumes that the Bank suffers a total loss on all asset-backed loans and commitments issued by the conduit. As such, this measure significantly overstates the Bank's expected loss exposure at June 29, 2007.

Also related to this conduit, the Bank has committed to issue standby letters of credit. The letters of credit act as a credit enhancement to the conduit and will be issued in variable amounts up to $400,000 as necessary to maintain the conduit rating. The Bank's maximum exposure to loss with respect to issued letters of credit is $137,499. Such a loss assumes that the Bank suffers a total loss on these letters of credit. As such, this measure significantly overstates the Bank's expected loss exposure at June 29, 2007.

Liquidity asset purchase agreement (c) is a commitment to purchase collateral debt securities from an ABCP conduit formed in March 2007 to purchase securities or other financial assets and fund those purchases through the issuance of notes, including commercial paper. The liquidity support would be called on by the ABCP conduit in the event a market disruption or other event make it difficult or

(Dollars in thousands)

impossible for the ABCP conduit to issue new notes to repay previously issued notes at their maturity. The Bank's maximum exposure to loss with respect to the liquidity asset purchase agreement is $3,081,000. Such a loss assumes that the Bank suffers a total loss on all securities held by the ABCP conduit. As such, this measure significantly overstates the Bank's expected loss exposure at June 29, 2007.

In connection with certain asset sales and securitization transactions, MLBUSA typically makes representations and warranties about the underlying assets conforming to specified guidelines. If the underlying assets do not conform to the specifications, MLBUSA may have an obligation to repurchase the assets or indemnify the purchaser against any loss. To the extent these assets were originated by others and purchased by the Bank, MLBUSA seeks to obtain appropriate representations and warranties in connection with its acquisition of the assets. The Bank believes that the potential for loss under these arrangements is remote. Accordingly, no liability is recorded in the condensed consolidated financial statements.

12. CAPITAL REQUIREMENTS

MLBUSA is subject to various regulatory capital requirements administered by U.S. Federal and state banking agencies. Failure to meet minimum capital requirements can result in certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on MLBUSA's condensed consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, MLBUSA must meet specific capital guidelines that involve quantitative measures of MLBUSA's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. MLBUSA's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 capital (as defined in the regulation) to risk-weighted assets (as defined in the regulation), and of Tier 1 capital to average assets (as defined in the regulation). Management believes, as of June 29, 2007 and December 29, 2006, that the Bank meets all capital adequacy requirements to which it is subject.

As of June 29, 2007, the most recent notification from the Federal Deposit Insurance Corporation categorized MLBUSA as "well capitalized" under the regulatory framework for prompt corrective action.

To be categorized as "well capitalized," MLBUSA must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed MLBUSA's category.

(Dollars in thousands)

The Bank's actual capital amounts and ratios are presented in the following table:

	Actual		Minimum for Capital Adequacy Purposes		Minimum To Be "Well Capitalized" Under Prompt Corrective Action Provisions	
	Amount	Ratio	Amount	Ratio	Amount	Ratio
June 29, 2007						
Total capital to risk - weighted assets	$ 6,262,298	10.72 %	$ 4,673,215	8.0 %	$ 5,841,519	10.0 %
Tier I capital to risk - weighted assets	$ 5,363,835	9.18 %	$ 2,336,608	4.0 %	$ 3,504,912	6.0 %
Tier I capital to average assets	$ 5,363,835	9.04 %	$ 2,373,795	4.0 %	$ 2,967,244	5.0 %
December 29, 2006						
Total capital to risk - weighted assets	$ 6,429,208	10.75 %	$ 4,785,309	8.0 %	$ 5,981,636	10.0 %
Tier I capital to risk - weighted assets	$ 5,524,426	9.24 %	$ 2,392,654	4.0 %	$ 3,588,981	6.0 %
Tier I capital to average assets	$ 5,524,426	8.92 %	$ 2,477,784	4.0 %	$ 3,097,230	5.0 %

13. DERIVATIVES

MLBUSA uses derivative instruments to manage its interest rate risk position. The types of derivative instruments used and the accounting for those instruments are discussed in Note 1 in the Bank's 2006 Consolidated Financial Statements. MLBUSA's derivative positions at June 29, 2007 and December 29, 2006 follow:

	June 29, 2007		December 29, 2006	
	Notional	Estimated Fair Value	Notional	Estimated Fair Value
Interest rate swaps				
Bank receives fixed/pays floating	$ 4,988,466	$ 2,614	$ 16,625,550	$ 131,731
Bank receives floating/pays fixed	11,249,176	344,490	12,772,498	171,689
Bank receives CPI-indices linked/pays floating	344,672	(3,116)	281,105	(1,671)
Interest rate futures	17,666,000	(26)	1,427,000	(119)
Interest rate options	284,722	3,217	384,430	1,309
Credit default swaps	7,492,890	(6,095)	6,170,762	(51,928)
Principal protection guarantees	443,012	1,795	448,688	5,321
Equity linked	324,605	1,839	260,507	349
Total return swaps/credit link note	443,012	2,223	448,688	181
Foreign exchange forward contracts	1,510,729	(841)	4,304,023	(41,339)
To-be-announced security forward contracts	30,000	(132)	40,000	127
Mortgage purchase commitment	-	-	479,250	(2,263)
Total	$ 44,777,284	$ 345,968	$ 43,642,501	$ 213,387
Weighted average receivable interest rate	5.43 %		5.32 %	
Weighted average payable interest rate	(4.80)%		(4.94)%	

14. FAIR VALUE MEASUREMENTS

The Bank's financial instruments reported in the financial statements at fair value are categorized based on the priority of the inputs to the valuation technique, into a three level hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure the fair value of the financial instrument fall within different levels of the hierarchy, the category level to which the financial instrument is assigned is based on the lowest level input that is significant to the fair value measurement of the instrument.

Financial assets and liabilities recorded on the condensed consolidated balance sheets are categorized based on the inputs to the valuation techniques as follows:

Level 1. Financial assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market (examples include active exchange-traded equity securities, listed derivatives, and most U.S. Government and agency securities).

Level 2. Financial assets and liabilities whose values are based on quoted prices in markets that are not active or inputs that are observable either directly or indirectly for substantially the full term of the asset or liability. Level 2 inputs include the following: (a) quoted prices for similar assets or liabilities in active markets; (b) quoted prices for identical or similar assets or liabilities in non-active markets (examples include corporate and municipal bonds because these instruments trade infrequently); (c) pricing models whose inputs are observable for substantially the full term of the asset or liability (examples include most over-the-counter derivatives such as interest rate and currency swaps); (d) pricing models whose inputs are derived principally from or corroborated by observable market data through correlation or other means for substantially the full term of the asset or liability (an example includes certain mortgage loans).

Level 3. Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. They reflect management's own assumptions about the assumptions a market participant would use in pricing the asset or liability (for example, private equity investments and certain collateral-dependent loans).

(Dollars in thousands)

Assets and liabilities with fair value measured on a recurring basis

The following table presents MLBUSA's fair value hierarchy for its assets and liabilities measured at fair value on a recurring basis.

	Fair Value Measurements on a Recurring Basis as of June 29, 2007				
	Level 1	Level 2	Level 3	Netting Adj (1)	Total
Assets:					
Trading assets *(excludes derivative contracts designated as trading)*	$ -	$ 1,465,619	$ -	$ -	$ 1,465,619
Derivative assets *(includes derivative contracts designated as trading)*	-	358,371	-	(267,805)	90,566
Securities	6,168	19,062,122	-	-	19,068,290
Loans held for sale	-	554,716	4,871	-	559,587
Other assets	-	-	19,533	-	19,533
Liabilities:					
Securities sold under agreements to repurchase	-	1,000,403	-	-	1,000,403
Derivative liabilities *(includes derivative contracts designated as trading)*	-	14,241	-	(62)	14,179

(1) Represents cash collateral and the impact of netting across the levels of the fair value hierarchy.

(Dollars in thousands)

The following table provides a summary of changes in fair value of the Bank's Level 3 assets and liabilities as well as the portion of gains or losses included in income attributable to unrealized gains or losses relating to those assets and liabilities still held at June 29, 2007. As inputs can fall into multiple levels of the priority hierarchy, and as the category is based on the lowest priority of inputs used to determine fair value, a Level 3 fair value measurement may include inputs that are observable (Levels 1 and 2) and unobservable (Level 3). Therefore, gains and losses for such assets and liabilities categorized within the Level 3 table below may include changes in fair value that are attributable to both observable inputs (Levels 1 and 2) and unobservable inputs (Level 3). Further, the following table does not consider the effect of derivatives included in Level 1 and 2 that economically hedge certain exposures to the Level 3 positions.

	Level 3 Assets and Liabilities			
	Three Months Ended June 29, 2007		Six Months Ended June 29, 2007	
	Loans Held for Sale	Other Assets	Loans Held for Sale	Other Assets
Assets:				
Beginning balance	$ 5,571	$ 23,280	$ 6,632	$ 22,600
Total gains or (losses)				
Included in gains (losses) on sale of loans	(4,731)	-	(9,111)	-
Included in equity and partnership interests	-	454	-	4,599
Purchases, issuances and settlements	(1,290)	(4,201)	(2,452)	(7,666)
Transfers in (out)	5,321	-	9,802	-
Ending balance	$ 4,871	$ 19,533	$ 4,871	$ 19,533
Unrealized gains included in income attributable to those assets still held	$ 1,422	$ 454	$ 2,997	$ 4,599

(Dollars in thousands)

Assets and liabilities with fair value measured on a non-recurring basis

The following table presents MLBUSA's fair value hierarchy for its assets and liabilities measured at fair value on a non-recurring basis and includes gains or losses recorded in the condensed consolidated statement of earnings for the three months and six months ended June 29, 2007. Loans held for sale are accounted for on a LOCOM basis, and the fair value of the assets is less than the book value. Loans and leases receivable reported includes only those impaired loans that are collateral dependent and whose fair value is below their cost as of June 29, 2007. For loans included in Level 3 of the fair value hierarchy, fair value is estimated using book values of pledged collateral reported by the borrower judgmentally adjusted by management based on historical experience with similar clients and assets to an amount estimated to be collected. Other assets are comprised of real estate owned assets and the fair value is estimated based upon a recent appraisal or broker opinion on the property.

	Fair Value Measurements on a Non-Recurring Basis as of June 29, 2007			
	Level 1	Level 2	Level 3	Total
Loans held for sale	$ -	$ 492,738	$ 12,461	$ 505,199
Loans and leases receivable	-	82,649	25,383	108,032
Other Assets	-	5,624	-	5,624

	Gains (Losses)	
	Three Months Ended June 29, 2007	Six Months Ended June 29, 2007
Loans held for sale	$ (2,892)	$ (6,340)
Loans and leases receivable	(6,591)	(6,025)
Other Assets	(3,076)	(3,604)

15. FAIR VALUE OPTION

SFAS No. 159 provides MLBUSA with a fair value option election that allows the Bank to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and liabilities. If the fair value option is elected, changes in fair value are recognized in the current period earnings. SFAS No. 159 permits the fair value option election on an instrument by instrument basis, or a pooled or grouped basis, at initial recognition of an asset or liability or upon an event that gives rise to a new basis of accounting for that instrument (such as upon acquisition). Interest income is recognized on loans or securities for which the fair value option has been selected based upon the contractual principal amount, the stated interest rate, and the number of days in the period.

(Dollars in thousands)

The following table presents a summary of financial assets and financial liabilities for which the fair value option was elected on December 30, 2006 and the cumulative-effect adjustment to retained earnings recorded in connection with the initial adoption of SFAS No. 159.

	Carrying Value Prior to Adoption	Transition adjustments to Retained Earnings Gain/(Loss)	Carrying Value After Adoption
Assets:			
Investment securities (1)	$ 406,373	$ (11,367)	$ 406,373
Loans held for sale (2)	1,332,535	1,980	1,334,515
Pre-tax cumulative-effect of adoption		(9,387)	
Deferred taxes		3,659	
Cumulative effect of adoption of the fair value option		$ (5,728)	

(1) The Bank adopted the fair value option for certain securities in its strategic risk portfolio to provide for more efficient accounting and administration of the securities and related hedges. As these securities were previously accounted for as available-for-sale securities, the carrying value prior to adoption was fair value with the variance from the cost basis of the assets (the unrealized net loss) reported in accumulated other comprehensive income, a component of capital. Upon adoption of SFAS No. 159 for these securities, the amount previously included in accumulated other comprehensive income was included in beginning retained earnings and the carrying value after adoption remained unchanged at the fair value of the securities. As required by SFAS No. 159, available-for-sale securities for which fair value option is elected, the securities are reclassed as trading securities.

(2) The Bank adopted the fair value option for the automobile loan portfolio as it is risk managed on a fair value basis.

During the second quarter of 2007, the Bank adopted the fair value option for securities sold under agreements to repurchase with MLPF&S, an affiliate. The election of SFAS No. 159 provides for more efficient accounting and administration for securities sold under agreements to repurchase.

(Dollars in thousands)

The following table provides information about where in the condensed consolidated statement of earnings changes in fair values, for which the fair value option has been elected, are included in earnings for the three months and six months ended June 29, 2007.

Changes in Fair Value for Items Measured at Fair Value Pursuant to the Fair Value Option

	Gains (Losses)	
	Three Months Ended June 29, 2007	Six Months Ended June 29, 2007
Assets:		
Loans held for sale (1)	$ 17,637	$ 41,789

(1) The decrease in fair value of loans held for sale for which the fair value option was elected that was attributable to changes in borrower-specific credit risk, determined by reviewing the change in individual loan impairment and the change in credit spreads for securities backed by similar loans, was $4,754 and $9,111 for the three months and six months ended June 29, 2007, respectively.

The following table presents the difference between fair values and the aggregate contractual principal amounts of loans held for sale and securities sold under agreements to repurchase, for which the fair value option has been elected.

	Fair Value at June 29, 2007	Contractual Principal Amount	Difference
Assets:			
Loans held for sale (1)	$ 559,587	$ 733,113	$ (173,526)
Liabilities:			
Securities sold under agreements to repurchase	1,000,403	1,000,400	3

(1) The fair value of loans for which the fair value option was elected that are greater than 90 days past due as of June 29, 2007 was $4,871; the fair value of loans on nonaccrual status, including all of the loans greater than 90 days past due, is $4,871. The difference between the fair value and unpaid principal balance of loans greater than 90 days past due or on nonaccrual is $12,999 as of June 29, 2007.